Exhibit 23

Form 11-K for 2019

File No. 1-8610

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby

consent to the incorporation by reference in the Registration Statement

(Form S-8, No. 333-189789) of
our report dated June 29, 2020, relating to the statements of net assets available for benefits as of December 31,
2019 and 2018, the statement of changes in net assets available for benefits for the year ended December 31, 2019,
and the supplemental schedules of delinquent contributions

for the year ended December 31, 2019, and assets (held
at end of year) as of December 31, 2019, of the AT&T

Savings and Security Plan, which appears in this Annual
Report on Form 11-K of the AT&T Savings and Security Plan for the year ended December 31,

2019.

/s/ BKD, LLP

San Antonio, Texas

June 29, 2020